Exhibit 5.1

55 Hudson Yards | New York, NY 10001-2163 T 212.530.5000 milbank.com

Tiga Acquisition Corp.
Ocean Financial Centre
Level 40, 10 Collyer Quay
Singapore 049315

October 18, 2022

Ladies and Gentlemen:

We have acted as counsel to Tiga Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4 of the Company (File No. 333-264902), as amended (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 27,600,000 shares (the “Domestication Exchange Shares”) of common stock of New Grindr (as defined below), par value $0.0001 per share (the “New Grindr Common Stock”), pursuant to and in connection with the Domestication (as defined below) in exchange for the Company’s Class A ordinary shares, par value $0.0001 per share, (ii) 191,514,336 shares of New Grindr Common Stock (together with the Domestication Exchange Shares, the “Shares”) pursuant to and in connection with the First Merger (as defined below), (iii) 13,800,000 redeemable warrants to purchase one share of New Grindr Common Stock at an exercise price of eleven dollars fifty cents ($11.50) (the “Warrants” and, together with the Shares, the “Securities”) pursuant to and in connection with the Domestication, in each case, as contemplated by the Agreement and Plan of Merger, dated May 9, 2022 and amended on  October 5, 2022  (as may be further amended, the “Merger Agreement”), by and among the Company, Tiga Merger Sub LLC (“Merger Sub I”), a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company, and Grindr Group LLC (“Grindr”), a Delaware limited liability company.

The Company proposes to consummate the transactions set forth in the Merger Agreement, including the merger of Merger Sub I with and into Grindr (the “First Merger”), with Grindr surviving the merger as a wholly owned subsidiary of the Company (Grindr, in its capacity as the surviving company of the First Merger, the “Surviving Company”), and as promptly as practicable and as part of the same overall transaction as the First Merger, the merger of the Surviving Company with and into Tiga Merger Sub II LLC (“Merger Sub II”), a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the Domestication, the “Business Combination”). As a condition to the effectiveness of the Mergers, the Company proposes to change its jurisdiction of incorporation by effecting a deregistration as an exempted Company in the Cayman Islands under Article 206 of the Cayman Islands Companies Law and continuing and domesticating as a corporation (the “Domestication”) under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”).

In connection with the Business Combination, the Company will be renamed “Grindr Inc.” In this opinion, we refer to the Company following effectiveness of the Domestication as “New Grindr”.

In rendering the opinions expressed below, we have examined (i) the amended and restated memorandum and articles of association of the Company, (ii) the form of Certificate of Incorporation of New Grindr to be effective upon the Domestication (the “Certificate of Incorporation”), (iii) the form of By-Laws of New Grindr to be effective upon the Domestication (the “By-Laws”); (iv) the form of the Certificate of Domestication, (v) the Registration Statement, (vi) the Merger Agreement, (vii) the Warrant Agreement, dated November 23, 2020, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), (viii) the resolutions of the board of directors of the Company, and (ix) such corporate records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion (such agreements, certificates, records and other documents referred to in clauses (i)-(ix) above, collectively the “Documents”).

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to our opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Merger Agreement and other documents as we have deemed necessary as a basis for such opinions.

For purposes of this opinion we have also assumed that, except in each case to the extent specifically set forth below with respect to New Grindr:

1.
Each other party to the Documents (as applicable) is duly organized and validly existing under the laws of the jurisdiction of its organization, each such party has full power and authority (corporate or other) to execute, deliver and perform its obligations under such Documents, such Documents have been duly authorized by all necessary action on the part of such parties, such Documents have been duly executed and delivered by such parties and such Documents are the valid, binding and enforceable obligations of such parties;

2.
Prior to effecting the Domestication and prior to the issuance of the Shares: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have duly approved, among other things, the Merger Agreement, the Mergers and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained;

3.
(i) The Company’s Class A ordinary shares, par value $0.0001 per share, were duly authorized for issuance, validly issued, fully paid and non-assessable; (ii) the Company’s authorized the execution, delivery and performance of the certificates representing the Company’s units, the warrant certificates representing the Company’s warrants and the Warrant Agreement; and (iii) the unit certificates representing the Company’s units, the warrant certificates representing the Company’s warrants and the Warrant Agreement have been validly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms under the laws of the Cayman Islands;

4.
(i) In connection with the issuance of the Securities, the Domesticated Company will receive consideration in an amount not less than (x) in the case of the Shares, the aggregate par value of the Shares and (y) in the case of the Warrants, the aggregate par value of the Shares underlying the Warrants, in each case covered by each such issuance and (ii) before the issuance of the Securities, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived; and

5.
The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date and completing any missing information therein), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL, that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Domesticated Company with the Secretary of State of the State of Delaware and that the Domesticated Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that: (i) the Shares will be, upon issuance, duly authorized, and if and when the Shares have been issued against payment in accordance with the terms of the Merger Agreement, will be validly issued, fully-paid and non-assessable; and (ii) upon effectiveness of the Domestication and completion of the Mergers, each issued and outstanding Warrant will be a valid and binding obligation of New Grindr, enforceable against New Grindr in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The foregoing opinions are limited to matters involving the General Corporation Laws of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Milbank LLP

Milbank LLP